AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT, dated and effective as of the 13th day of November, 2001, to the Employment Agreement (the "Employment Agreement") dated February 24, 2000, by and among Unilab Corporation, a Delaware corporation ("The Company") and Robert E. Whalen ("Executive"), is entered into for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto.

         WHEREAS, The parties desire to modify the terms of Executive's employment with The Company; and

         WHEREAS, The Company and Executive desire to amend the Employment Agreement to reflect the terms under which Executive will be employed henceforth by The Company;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree that the Employment Agreement shall be amended as follows:

1. TERM. The term set forth in Section 2 of the Employment Agreement is hereby amended and extended to continue until December 31, 2005, unless sooner terminated in accordance with Section 8 of the Employment Agreement, as amended hereinbelow. There shall be no further extension of the Employment Agreement other than by written instrument executed by both parties hereto.

2. TERMINATION. Sections 8 (a) (v) and 8 (a) (vi) of the Employment Agreement shall be amended in their entirety as follows:

          "(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above, in which event Executive shall be entitled to receive, as his sole and exclusive remedy the following: (A) a payment (the "Severance Payment") equal to his Salary for 36 months (paid in installments at such times as Executive would normally receive payroll checks as though employed through the Severance Payment period or, at Executive's option, in lieu of continued Salary, the Executive shall receive a lump sum cash payment in the amount of the entire Severance Payment upon the effective date of termination); (B) continuation, for the longer of 36 months or the remainder of the Term of this Agreement, as amended, of medical benefits coverage for the Executive and any covered dependents; (C) the acceleration and immediate vesting of any and all Service ("Class A") stock options granted to Executive during his employment by the Company and the waiver by the Company of any requirement of the relevant stock option plan or agreement that any Company stock options granted to Executive that have vested, whether by effect hereof or otherwise, expire as a result of termination of Executive's employment for any reason other than the reasons set forth in (i) through (iv) above; and (D) the acceleration and payment by the Company of any and all benefits accrued by Executive under the Company's Deferred Compensation and SERP Plans as of the effective date of termination of his employment.
          Notwithstanding the foregoing, Executive shall not be entitled to receive the Severance Payment or other consideration set forth in this
          Section 8 (a) (v) unless he first signs a General Release of all claims against the Company in a form acceptable to the Company (a "General Release"). Executive shall have no obligation to mitigate damages or seek or accept other employment as a condition to his receipt of the foregoing payment(s); or

          "(vi) upon a Change of Control of the Company (as hereinafter defined) Executive shall be entitled to terminate his employment with the Company, in which event Executive shall be entitled to receive, as his sole and exclusive remedy the following: (A) the Severance Payment (as defined above) in a lump sum cash payment; (B) continuation, for the longer of 36 months or the remainder of the Term of this Agreement, as amended, of medical benefits coverage for the Executive and any covered dependents; (C) payment by the Company of any Incentive Bonus Plan payments (as described in Section 3(b) of this Agreement) that Executive otherwise would have received had Executive continued his employment with the Company for the longer of the 36 months after the Change of Control or the remainder of the Term of this Agreement, and had Executive achieved his performance targets set forth in such plans; and (D) the acceleration and payment by the Company of any and all benefits accrued by Executive under the Company's Deferred Compensation and SERP Plans as of the effective date of termination of his employment. Notwithstanding the foregoing, Executive shall not be entitled to receive the Severance Payment or other consideration set forth in this Section 8 (a) (vi) unless he first signs a General Release of all claims against the Company in a form acceptable to the Company. Executive shall have no obligation to mitigate damages or seek or accept other employment as a condition to his receipt of the foregoing payment(s)."

         3. ENTIRE AGREEMENT. This Amendment amends and supercedes Section 2 and Sections 8 (a) (v) and 8 (a) (vi) as set forth herein, and constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements, and in the event of any conflict between this Amendment and the Employment Agreement as to the subject matter hereof, the terms hereof shall control. Neither this Amendment nor the Employment Agreement may be amended except in a writing executed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered the Amendment as of the date first above written.

  UNILAB CORPORATION                              EXECUTIVE

  By:             /s/                                         /s/
        ------------------------------            ------------------------------
        David W. Gee                              Robert E. Whalen
        Executive Vice President
          & General Counsel